Daktronics, Inc. Announces Second Quarter Fiscal 2017 Results

Brookings, S.D. – November 22, 2016 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2017 second quarter net sales of $170.0 million, operating income of $12.7 million, and net income of $9.0 million, or $0.20 per diluted share, compared to net sales of $157.7 million, operating income of $5.6 million, and net income of $3.2 million, or $0.07 per diluted share, for the second quarter of fiscal 2016.  Fiscal 2017 second quarter orders were $116.9 million, compared to $135.6 million for the second quarter of fiscal 2016. Backlog at the end of the fiscal 2017 second quarter was $142 million, compared with a backlog of $184 million a year earlier and $198 million at the end of the first quarter of fiscal 2017.

Net sales, operating income, net income, and earnings per share for the six months ended October 29, 2016, were $327.1 million, $20.6 million, $14.6 million, and $0.33 per diluted share, respectively. This compares to $307.9 million, $11.7 million, $6.9 million, and $0.16 per diluted share, respectively, for the same period in fiscal 2016.

Cash flow provided by operating activities in the first six months of fiscal 2017 was $15.0 million, compared with cash used of $9.0 million in the same period last year. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a positive $10.5 million for the first six months of fiscal 2017, as compared to a negative free cash flow of $19.4 million for the same period of fiscal 2016. Net investment in property and equipment was $4.6 million for the first six months of fiscal 2017, as compared to $10.4 million for the first six months of fiscal 2016. We repurchased approximately 0.3 million shares of common stock at an average price of $6.42 per share for a total use of cash of $1.8 million during the first six months of fiscal 2017. Cash, restricted cash, and marketable securities at the end of the second quarter of fiscal 2017 were $52.2 million, which compares to $52.6 million at the end of the second quarter of fiscal 2016 and $53.2 million at the end of fiscal 2016.

Orders for the second quarter of fiscal 2017 decreased 13.8 percent as compared to the second quarter of fiscal 2016. Orders increased in our Commercial, International, and High School Park and Recreation business units and decreased in our Live Events and Transportation business units. Commercial business unit orders were up compared to last year primarily due to the award of several large projects in the spectacular niche and an increase in business in our on-premise and billboard niches. International business unit orders increased primarily due to a spectacular niche project awarded in Europe, billboard niche and sports stadium project awards in Australia. High School Park and Recreation orders increased due to strong market demand for video sporting applications which have larger average sale prices compared to scoring or message centers in this business unit. Live Events orders were down compared to last year due to order timing differences of large projects.

Net sales increased by 7.8 percent in the second quarter of fiscal 2017 as compared to the second quarter of fiscal 2016. High School Park and Recreation, Live Events, Transportation and International business unit’s sales all increased quarter over quarter primarily because of higher production rates of large projects due to natural large project volatility and an increase in customer demand as noted above. Commercial business unit sales were relatively flat.

Gross profit percentage for the quarter increased as compared to last year due to a combination of lower warranty charges, lower production costs, and sales mix.

Operating expenses increased by 5.8 percent in the second quarter of fiscal 2017 as compared to the second quarter of fiscal 2016. The increase in selling expense was primarily related to a bad debt charge which increased our percentage of selling expense to sales by 0.4 percent, and for the addition of a full quarter of expenses from ADFLOW, the company we acquired late in fiscal 2016. General and administrative expense increased in professional fees, information technology maintenance, and personnel expenses. Product development expenses increased primarily for personnel related expenses.

Operating income as a percent of sales for the quarter increased to 7.5 percent as compared to the second quarter of fiscal 2016 of 3.6 percent.

Reece Kurtenbach, chairman, president and chief executive officer stated, “We are pleased with our second quarter of fiscal 2017 financial performance. We achieved higher net sales and experienced improved profitability during the second quarter of fiscal 2017 compared to the second quarter of fiscal 2016. Our sales levels improved with the timing of large project delivery and we saw increases in demand in the Commercial and International businesses. Our High School Park and Recreation business unit is having a great year, with orders up more than 25 percent during the quarter. A year ago, we were working through a warranty issue that took time, attention, and financial resources away from improving our business. This year, we have been able to return our focus to product development activities.

Outlook
Kurtenbach added, “The pipeline of order opportunities in the worldwide marketplace remains strong. While orders and backlog as compared to last year at this time are slightly down, we are optimistic about continued growth through the activity and interest in the worldwide marketplace for desired usage of digital technology. However, we recognize that there is uncertainty in the global macroeconomic picture; therefore, we are carefully managing our costs through continuous improvement and execution of our processes.

Our value statement sets us apart and we offer a broad range of solutions to meet our diverse customers' needs. We are strategically investing in product design and development for a number of customer solution areas and we have a goal to accelerate development of world-class solutions to capture a broader customer base in the growing digital global market."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2016 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Net sales	$169,992	$157,668	$327,138	$307,889
Cost of goods sold	125,684	122,155	243,763	236,875
Gross profit	44,308	35,513	83,375	71,014

Operating expenses:
Selling expense	15,891	14,825	31,150	29,089
General and administrative	8,625	8,116	17,408	16,286
Product design and development	7,126	6,975	14,169	13,943
	31,642	29,916	62,727	59,318
Operating income	12,666	5,597	20,648	11,696

Nonoperating income (expense):
Interest income	171	266	376	564
Interest expense	(76)	(28)	(118)	(90)
Other income (expense), net	149	(231)	55	(674)

Income before income taxes	12,910	5,604	20,961	11,496
Income tax expense	3,889	2,436	6,401	4,552
Net income	$9,021	$3,168	$14,560	$6,944

Weighted average shares outstanding:
Basic	43,988	43,934	44,051	43,890
Diluted	44,098	44,113	44,168	44,255

Earnings per share:
Basic	$0.21	$0.07	$0.33	$0.16
Diluted	$0.20	$0.07	$0.33	$0.16

Cash dividends declared per share	$0.07	$0.10	$0.17	$0.20

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	October 29, 2016	April 30, 2016
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,045	$28,328
Restricted cash	205	198
Marketable securities	17,904	24,672
Accounts receivable, net	90,421	77,554
Inventories, net	63,632	69,827
Costs and estimated earnings in excess of billings	43,354	30,200
Current maturities of long-term receivables	3,068	3,172
Prepaid expenses and other assets	7,533	6,468
Income tax receivables	229	4,812
Total current assets	260,391	245,231

Long-term receivables, less current maturities	3,202	3,866
Goodwill	7,712	8,116
Intangibles, net	5,718	7,721
Investment in affiliates and other assets	2,136	2,414
Deferred income taxes	9,412	9,437
	28,180	31,554
PROPERTY AND EQUIPMENT:
Land	2,100	2,155
Buildings	65,039	65,247
Machinery and equipment	83,206	82,973
Office furniture and equipment	5,570	14,746
Computer software and hardware	49,894	48,917
Equipment held for rental	374	374
Demonstration equipment	7,714	8,026
Transportation equipment	6,912	6,596
	220,809	229,034
Less accumulated depreciation	151,671	155,871
	69,138	73,163
TOTAL ASSETS	$357,709	$349,948

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	October 29, 2016	April 30, 2016
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	44,796	43,441
Accrued expenses	25,270	23,532
Warranty obligations	15,110	16,564
Billings in excess of costs and estimated earnings	8,338	10,361
Customer deposits (billed or collected)	14,020	16,012
Deferred revenue (billed or collected)	12,514	10,712
Current portion of other long-term obligations	442	585
Income taxes payable	2,385	310
Total current liabilities	122,875	121,517

Long-term warranty obligations	14,740	13,932
Long-term deferred revenue (billed or collected)	5,504	5,603
Other long-term obligations, less current maturities	4,451	4,059
Long-term income tax payable	3,184	3,016
Deferred income taxes	708	754
Total long-term liabilities	28,587	27,364
TOTAL LIABILITIES	151,462	148,881

SHAREHOLDERS' EQUITY:
Common stock	51,449	51,347
Additional paid-in capital	36,622	35,351
Retained earnings	124,353	117,276
Treasury stock, at cost	(1,834)	(9)
Accumulated other comprehensive loss	(4,343)	(2,898)
TOTAL SHAREHOLDERS' EQUITY	206,247	201,067
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$357,709	$349,948

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six Months Ended
	October 29, 2016	October 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,560	$6,944
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,242	8,314
Impairment loss of intangible assets	830	—
Loss (gain) on sale of property, equipment and other assets	33	(50)
Share-based compensation	1,484	1,503
Provision for doubtful accounts	962	209
Deferred income taxes, net	(48)	573
Change in operating assets and liabilities	(12,057)	(26,487)
Net cash provided by (used in) operating activities	15,006	(8,994)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,625)	(10,491)
Proceeds from sale of property, equipment and other assets	72	105
Purchases of marketable securities	(4,583)	(13,780)
Proceeds from sales or maturities of marketable securities	11,328	14,133
Acquisitions, net of cash acquired	(562)	(1,936)
Net cash provided by (used in) investing activities	1,630	(11,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(6)	(27)
Proceeds from exercise of stock options	102	610
Principal payments on long-term obligations	(904)	(16)
Dividends paid	(7,482)	(8,760)
Payments for common shares repurchased	(1,825)	—
Tax payments related to RSU issuances	(213)	(227)
Net cash used in financing activities	(10,328)	(8,420)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(591)	(441)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,717	(29,824)

CASH AND CASH EQUIVALENTS:
Beginning of period	28,328	57,284
End of period	$34,045	$27,460

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Six Months Ended
	October 29, 2016	October 31, 2015	Dollar Change	Percent Change	October 29, 2016	October 31, 2015	Dollar Change	Percent Change
Net Sales:
Commercial	$39,923	$40,066	$(143)	(0.4)%	$76,177	$83,276	$(7,099)	(8.5)%
Live Events	55,363	50,761	$4,602	9.1%	115,996	98,683	$17,313	17.5%
High School Park and Recreation	28,707	24,253	$4,454	18.4%	56,324	43,212	$13,112	30.3%
Transportation	16,101	13,294	$2,807	21.1%	30,387	27,061	$3,326	12.3%
International	29,898	29,294	$604	2.1%	48,254	55,657	$(7,403)	(13.3)%
	$169,992	$157,668	$12,324	7.8%	$327,138	$307,889	$19,249	6.3%
Orders:
Commercial	$36,663	$30,203	$6,460	21.4%	$81,731	$65,160	$16,571	25.4%
Live Events	31,050	64,267	$(33,217)	(51.7)%	83,930	125,007	$(41,077)	(32.9)%
High School Park and Recreation	15,764	12,555	$3,209	25.6%	46,877	40,429	$6,448	15.9%
Transportation	14,754	16,697	$(1,943)	(11.6)%	26,669	30,334	$(3,665)	(12.1)%
International	18,643	11,873	$6,770	57.0%	52,835	39,737	$13,098	33.0%
	$116,874	$135,595	$(18,721)	(13.8)%	$292,042	$300,667	$(8,625)	(2.9)%

Reconciliation of Free Cash Flow (in thousands) (unaudited)

	Six Months Ended
	October 29, 2016	October 31, 2015
Net cash provided by (used in) operating activities	$15,006	$(8,994)
Purchases of property and equipment	(4,625)	(10,491)
Proceeds from sales of property and equipment	72	105
Free cash flow	$10,453	$(19,380)

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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